Press Release issued on January 26, 2007
EX-99.1

Press Release

For more information contact:

Ayden R. Lee, Jr., President and Chief Executive Officer, or

Nancy S. Wise, Executive Vice President and Chief Financial Officer

(919) 963-2177

FOR IMMEDIATE RELEASE:

January 26, 2007

FOUR OAKS FINCORP, INC. ANNOUNCES 2006 FOURTH QUARTER AND ANNUAL RESULTS

FOUR OAKS, NC (January 26, 2007) - Four Oaks Fincorp, Inc. (OTC BB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced fourth quarter and annual results for fiscal year 2006.

Net income increased 15% and 40% in the fourth quarter and for the year of 2006 as compared to the same periods of 2005.

Net income was $1.50 million, or $0.27 per basic share, for the quarter ended December 31, 2006, compared to $1.31 million, or $0.24 per basic share, for the quarter ended December 31, 2005.

For the year ended December 31, 2006, net income was $7.02 million or $1.27 per basic share, compared to $5.00 million or $0.92 per basic share earned during 2005.

Return on average equity and return on average assets for the year ended December 31, 2006 were 15.41% and 1.25%, respectively, compared to 12.52% and 1.11%, respectively, for the year ended December 31, 2005. The Company increased the level of dividends paid to its shareholders from the $0.064 per share that was paid in the fourth quarter of 2005 to $0.07 per share paid in the fourth quarter of fiscal year 2006, an increase of 9%.

Total dividends paid in 2006 were $0.26 per share, up from $0.23 per share paid in 2005.

All per share figures are adjusted for the effect of the five-for-four stock split effected in November 2006.

Improved earnings trends continued in the fourth quarter of 2006, when compared to the same period of 2005, as evidenced by a 16% increase in net interest income after the provision for loan losses, to $5.60 million from $4.84 million.

Operating expenses increased 28% in the fourth quarter of 2006 to $4.34 million, as compared to $3.39 in the fourth quarter of 2005, primarily due to increased salaries and benefits of $604,000 associated with the expansion of our locations and increased accruals for performance based compensation, along with increased occupancy & equipment expenses of $65,000.

The Company’s balance sheet growth continued in the fourth quarter of 2006.

Net loans increased 16% to $456.20 million at December 31, 2006, compared to $392.13 million at December 31, 2005.

Total deposits of $466.87 million at December 31, 2006 grew 17% from $398.34 million at December 31, 2005.

Shareholders' equity grew to $49.32 million, a 19% increase over December 31, 2005.

Book value per share at December 31, 2006 was $8.84 as compared to $7.60 at December 31, 2005.

Shareholders' equity as a percentage of total assets was 8.11% at December 31, 2006 as compared to 7.96% at December 31, 2005.

With $608.14 million in total assets as of December 31, 2006, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina.

Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.